Exhibit 10.40

GLOBAL COMMUNICATION SEMICONDUCTORS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

March 19, 2002

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6. Miscellaneous		23
6.1	Successors and Assigns	23
6.2	Governing Law	23
6.3	Counterparts	23
6.4	Titles and Subtitles	24
6.5	Notices	24
6.6	Expenses	24
6.7	Amendments and Waivers	24
6.8	Severability	24
6.9	Aggregation of Stock	24
6.10	Entire Agreement	24

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AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of March 19, 2002, by and among Global Communication Semiconductors, Inc., a California corporation (the “Company”), and the persons identified as Series A-1 Investors on the attached Schedule A (“Series A-1 Investors”), the persons identified as Series B-1 Investors on the attached Schedule B (“Series B-1 Investors”), the persons identified as Series C-1 Investors on the attached Schedule C (“Series C-1 Investors”) (collectively, the “Existing Investors”) and the persons identified as Series D-1 Investors on the attached Schedule D as of the First Closing (“First Closing Series D-1 Investors”) and the persons identified as Series D-1 Investors on the attached Schedule E as of the Second Closing (“Second Closing Series D-1 Investors”) (the First Closing Series D-1 Investors and the Second Closing Series D-1 Investors are collectively referred to as the “Series D-1 Investors” or “New Investors”) (the Existing Investors and the New Investors are collectively referred to herein as the “Investors”) those persons identified on the attached Schedule F (“Founders”) with respect to Sections 1.14, 3, 4 and 6 only, and those persons identified on the attached Schedule G (“Major Employee Shareholders”) with respect to Sections 3 and 6 only. For purposes of this Agreement, the First Closing shall mean January 4, 2002 and the Second Closing shall mean the date of this Agreement.

RECITALS

WHEREAS, the Series D-1 Preferred Stock Purchase Agreement, dated as of January 4, 2002 among the Company and the First Closing Series D-1 Investors and its addendum of even date hereof among the Company and the Second Closing Series D-1 Investors (collectively the “Series D-1 Stock Purchase Agreement”) provides that the New Investors shall have certain registration and other rights as set forth herein;

WHEREAS, the Existing Investors and the First Closing D-1 Investors hold shares of the Company’s Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock and/or Series D-1 Preferred Stock and possess registration rights and certain other rights pursuant to that certain Investors’ Rights Agreement, dated as of January 4, 2002, between the Company, the Existing Investors, the First Closing Series D-1 Investors and the Founders (the “Existing Agreement”);

WHEREAS, the Existing Investors and the First Closing Series D-1 Investors are holders of at least a majority of the “Registrable Securities” of the Company (as defined in the Existing Agreement), and desire to terminate the Existing Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Existing Agreement; and

WHEREAS, it is a condition precedent to the obligations of the Company and the New Investors pursuant to the Series D-1 Purchase Agreement that the parties shall have entered into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the Existing Investors and the First Closing Series D-1 Investors hereby agree that the

Existing Agreement shall be amended, restated, superseded and replaced in its entirety by this Agreement and shall hereafter be void and of no further force or effect, and the parties hereto further agree as follows:

1.    Registration Rights.    The Company and the Investors covenant and agree as follows:

        1.1    Definitions.    For purposes of this Section 1:

            (a)    “Act” means the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

            (b)    “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC in lieu of Form S-3 that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

            (c)    “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 hereof.

            (d)    “1934 Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

            (e)    “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

            (f)    “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Series A-1 Preferred Stock, the Series B-1 Preferred Stock, the Series C-1 Preferred Stock and the Series D-1 Preferred Stock; and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his, her or its rights under this Section 1 are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale.

            (g)    The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are exercisable or convertible into, Registrable Securities.

            (h)    “SEC” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Act.

        1.2    Request for Registration.

            (a)    If the Company shall receive at any time after the earlier of (i) three years from the date of this Agreement and (ii) six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction under the Act), a written request from the Holders of at least forty percent (40%) of the Registrable Securities then outstanding that the Company file a registration statement under the Act covering the registration of at least twenty percent (20%) of the Registrable Securities then outstanding (or a lesser percentage if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $10,000,000), then the Company shall:

                (i)    within ten (10) days of the receipt thereof, give written notice of such request to all Holders; and

                (ii)    file as soon as practicable, and in any event within seventy-five (75) days of the receipt of such request, a registration statement under the Act covering all Registrable Securities that the Holders request to be registered, subject to the limitations of Section 1.2(b), within twenty (20) days of the mailing of such notice by the Company in accordance with Section 6.5.

            (b)    If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 1.2(a) and the Company shall include such information in the written notice referred to in Section 1.2(a). The underwriter or underwriters shall be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among, all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

            (c)    Notwithstanding the foregoing, if the Company shall furnish to Initiating Holders a certificate signed by the Chief Executive Officer or President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

            (d)    In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

                (i)    After the Company has effected one registration pursuant to this Section 1.2 and such registration has been declared or ordered effective;

                (ii)    During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

                (iii)    If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4 below.

        1.3    Company Registration.    If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its Common Stock under the Act in connection with a firm commitment underwritten public offering solely of such Common Stock and solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 6.5, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

        1.4    Form S-3 Registration.    In case the Company shall receive from Holders of at least twenty percent (20%) of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holders, the Company will:

            (a)    promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

            (b)    as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (before deduction of any underwriters’ discounts or commissions) of less than $2,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; (iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 1.4; or (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

            (c)    Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

        1.5    Obligations of the Company.    Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

            (a)    Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days in the case of a registration statement on Form S-1 or 180 days in the case of a registration statement on Form S-3 or until the distribution contemplated in the Registration Statement has been completed (the “Effectiveness Period”); provided, however, that the Effectiveness Period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company. In the event that, in the judgment of the

Company, it is advisable to suspend use of the prospectus relating to such registration statement for a discrete period of time (a “Deferral Period”) due to pending material corporate developments or similar material events that have not yet been publicly disclosed and as to which the Company believes public disclosure will be prejudicial to the Company, the Company shall deliver a certified resolution of the Board of Directors of the Company, signed by a duly authorized officer of the Company, to each Holder of Registrable Securities covered by such registration statement, to the effect of the foregoing and, upon receipt of such certificate, such Holders agree not to dispose of such Holders’ Registrable Securities covered by such registration or prospectus (other than in transactions exempt from the registration requirements under the Act); provided, however, that such Deferral Period shall be no longer than 60 days. The Effectiveness Period shall be extended for a period of time equal to such Deferral Period.

            (b)    Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

            (c)    Furnish to the Holders of Registrable Securities covered by such registration statement such numbers of copies of a prospectus, including a preliminary prospectus, and any amendment or supplement thereto, all in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of such Registrable Securities.

            (d)    Use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

            (e)    In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform such Holder’s obligations under such an agreement.

            (f)    Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (g)    Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed.

            (h)    Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

            (i)    Use all reasonable efforts to furnish, if Registrable Securities are being sold through underwriters in connection with a registration pursuant to this Section 1, on such dates as will be specified in the underwriting agreement among the underwriters, the Company and the selling Holders (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

        1.6    Furnish Information.

            (a)    It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

            (b)    The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 if, due to the operation of Section 1.6(a), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 1.2(a) or Section 1.4(b)(ii), whichever is applicable.

        1.7    Expenses of Registration.

            (a)    Except as set forth in Section 1.7(b), the Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to one registration pursuant to Section 1.2, three registrations pursuant to Section 1.3 and all registrations pursuant to Section 1.4 hereof and, including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, blue sky fees and expenses, including fees and disbursements of counsel related to all blue sky matters, fees and expenses of listing any Registrable Securities on any securities exchange or automated quotation system on which shares of Common Stock are then listed, and fees and disbursements of counsel for the Company, but excluding fees and disbursements of counsel for the selling Holders, stock transfer taxes that may be payable by the selling Holders and underwriting discounts and commissions relating to Registrable Securities covered by such registration, which shall be borne by the Holders.

            (b)    Notwithstanding Section 1.7(a), the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses and in which case the Company shall be deemed not to have effected a registration pursuant to Section 1.2), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2.

        1.8    Underwriting Requirements.    In connection with any offering involving an underwriting of shares being issued by the Company, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not, jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders) but (i) in no event shall the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities in which case the selling shareholders may be excluded if the underwriters make the determination described above and no other shareholder’s securities are included, or (ii) notwithstanding (i) above, in no event shall any shares being sold by a shareholder exercising a demand registration right similar to that granted in Section 1.2 be excluded from such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder that is a Holder of Registrable Securities and that is a partnership, limited liability company or corporation, the partners, retired partners, members and shareholders of such Holder, or the estates and family members of any such partners and retired partners or members and any trusts for the benefit of any of the foregoing persons and affiliates of such Holder shall be deemed to be a single “selling shareholder,” and any pro rata reduction with respect to such “selling shareholder” shall be based upon the aggregate amount of Registrable Securities owned by all entities and individuals included in such “selling shareholder,” as defined in this sentence.

        1.9    Delay of Registration.    No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

        1.10    Indemnification.    In the event any Registrable Securities are included in a registration statement under this Section 1:

            (a)    To the extent permitted by law, the Company will indemnify and hold harmless each Holder of such Registrable Securities, the officers, directors, partners or members of such Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state securities law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the Company will reimburse, as incurred, each such Holder, officer, director, partner, member, underwriter or controlling person, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, officer, director, partner, member, underwriter or controlling person.

            (b)    To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any officer, director or controlling person of any such other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state securities law insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that, in no event shall any indemnity under this Section 1.10(b) exceed the proceeds (net of underwriting discounts and commissions) from the sale of the Registrable Securities received by such Holder from the shares sold by such Holder in the offering in question.

            (c)    Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10. An indemnifying party shall not, without the prior written consent of the indemnified parties, settle, compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder by such indemnified parties (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes a release of such indemnified party reasonably acceptable to such indemnified party from all liability arising out of such claim, action, suit or proceeding.

            (d)    If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided, however, that in no event shall any contribution by a Holder under this Subsection 1.10(d) exceed the proceeds (net of underwriting discounts and commissions) from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

            (e)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

            (f)    The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

        1.11    Reports Under Securities Exchange Act of 1934.    With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

            (a)    make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

            (b)    take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

            (c)    file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

            (d)    furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

        1.12    Assignment of Registration Rights.    The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by (a) a Holder to a transferee or assignee of such securities who, after such assignment or transfer, holds at least 200,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations and including for purposes of such calculation the shares of Common Stock then issuable upon conversion of Preferred Stock) provided that such transferee or assignee is not a competitor of the Company, or (b) a Holder to its shareholders, partners, members, former partners or former members (or their estates), subsidiaries or affiliates; provided: (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 1.14; (iii) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act; and (iv) such transferee or assignee is not a competitor of the Company. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership or limited liability company who are partners or retired partners of such partnership or members of such limited liability company (including spouses and ancestors, lineal descendants and siblings of such partners or members or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company, as the case may be; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 1.

        1.13    Limitations on Subsequent Registration Rights.    rom and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least 60% of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such holder’s securities will not in any manner reduce the amount of the Registrable Securities of the Holders that is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in Section 1.2(a) or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 1.2.

        1.14    “Market Stand-Off” Agreement.    Each Holder and Founder hereby agrees that, during the period of duration specified by the Company and an underwriter of common stock or other securities of the Company, following the date of the first sale to the public pursuant to a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter, (i) lend, offer, pledge, sell, contract to sell (including, without limitation, any short sale), sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or Founder or are thereafter acquired), other than to donees who agree to be similarly bound, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, except for securities to be sold to such underwriter pursuant to such registration statement; provided, however, that:

            (a)     such agreement shall be applicable only to the first such registration statement of the Company that covers common stock (or other securities) to be sold on its behalf to the public in an underwritten offering;

            (b)     all officers and directors of the Company enter into similar agreements; and

            (c)     such market standoff time period shall not exceed one hundred eighty (180) days.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder and Founder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

The Company shall use all reasonable efforts to ensure that each purchaser of shares of capital stock of the Company following the date hereof is subject to a market stand-off provision on terms substantially similar to those set forth in this Section 1.14.

Notwithstanding the foregoing, the obligations described in this Section 1.14 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Rule 145 transaction under the Act.

        1.15     Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Section 1.2, Section 1.3 and Section 1.4 shall terminate on such date after the closing of the first Company-initiated registered public offering of Common Stock of the Company as all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any 90-day period.

2.     Covenants of the Company

.

        2.1     Delivery of Financial Statements

            (a)     The Company shall deliver to each Investor:

                (i)     as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, a statement of operations for such fiscal year, a balance sheet of the Company, a statement of cash flows for such fiscal year, and statement of shareholders’ equity as of the end of such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

                (ii)     as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company,

an unaudited statement of operations, statement of cash flows, and balance sheet for and as of the end of such fiscal quarter.

                (iii)     with respect to the financial statements called for in subsections (a)(ii) and (b)(i) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operations for the period specified, subject to year-end audit adjustment;

                (iv)     such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Investor or any assignee of the Investor may from time to time request, provided, however, that the Company shall not be obligated under this Section 2.1 to provide information which it reasonably considers to be a trade secret or similar confidential information.

            (b)     The Company shall deliver to each Major Investor (as defined below):

                (i)     within 30 days of the end of each month, an unaudited income statement, statement of cash flows, and balance sheet for and as of the end of such month, in reasonable detail;

                (ii)     as soon as practicable, but in any event thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

            (c)     The term “Major Investor” means a person or entity that, together with its affiliates, holds at least 5,000,000 shares of the Common Stock issued or issuable upon conversion of the Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock and Series D-1 Preferred Stock, (subject to appropriate adjustment for stock splits, stock dividends, combinations or other recapitalizations) or an Investor that represents that it is a “venture capital operating company” for purposes of Department of Labor Regulation Section 2510.3-101 or any successor regulation thereto.

        2.2     Inspection.     The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties during normal business hours, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

        2.3     Termination of Information and Inspection Covenants.     The covenants set forth in Section 2.1 and Section 2.2 shall terminate as to Investors and be of no further force or effect when the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

        2.4     Right of First Offer.     Subject to the terms and conditions specified in this Section 2.4, the Company hereby grants to each Series D-1 Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Series D-1 Investor in accordance with the following provisions:

            (a)     The Company shall deliver a notice by certified mail (“Notice”) to the Series D-1 Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

            (b)     Within 15 calendar days after delivery of the Notice, the Series D-1 Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Series D-1 Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible or exercisable securities). The Company shall promptly, in writing, inform each Series D-1 Investor that purchases all the shares available to it (“Fully-Exercising Investor”) of any other Series D-1 Investor’s failure to do likewise. During the ten-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares not subscribed for by the Series D-1 Investors which is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities).

            (c)     If all Shares referred to in the Notice are not elected to be obtained as provided in Section 2.4(b) hereof, the Company may, during the 30-day period following the expiration of the period provided in Section 2.4(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 30 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Series D-1 Investors in accordance herewith.

            (d)     The right of first offer in this Section 2.4 shall not be applicable (i) to the issuance or sale of up to 11,898,500 shares of Common Stock (or options therefor) to employees, directors or consultants of the Company pursuant to plans or agreements approved by the Board of Directors for the primary purpose of soliciting or retaining their employment or services, (ii) to or after consummation of a bona fide, firmly underwritten public offering of shares of common stock, registered under the Act pursuant to a registration statement on Form S-1, (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (iv) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, approved by the Board of Directors, or (v) the issuance of stock, warrants or other securities or rights to persons or entities with which the Company has business relationships approved by the Board of Directors, including, but not limited to, strategic licensing transactions, corporate partnerships or joint ventures or similar strategic agreements, or transactions with banks or other financial institutions or landlords in connection with the extension of credit to the Company (including loans, lines of credit, guarantees or other financing arrangements) or in connection with the lease of equipment, personal property or real property; provided such issuances are for other than primarily equity financing purposes.

                (i) The right of first offer in this Section 2.4 shall terminate upon the closing of the first Company-initiated registered public offering of Common Stock of the Company.

        2.5     Board of Directors.

            (a)     Voting.

                (i)     Board Composition. Each Investor agrees to vote or act with respect to all shares of Company capital stock now or hereafter directly or indirectly acquired (of record or beneficially) by such Investor, in such manner as may be necessary to elect (and maintain in office) as members of the Company’s Board of Directors, the following individuals:

                    (A)     two (2) individuals designated by a majority of the holders of the Series A-1 Preferred Stock, Series B-1 Preferred Stock, and Series C-1 Preferred Stock (each an “Existing Investors’ Designee”), voting together as a single class, from time to time, through the coordination by Taiwan Special Opportunities Fund III (“TSOF”);

                    (B)     one (1) individual designated by the majority of holders of the Series D-1 Preferred Stock, voting together as a single class, from time to time, whereby such director shall be designated by TSOF (the “TSOF Designee”);

                    (C)     one (1) individual designated by the majority of holders of the Series D-1 Preferred Stock, voting together as a single class, from time to time, whereby such director shall be designated by Sirenza Microdevices, Inc. (“SMDI”) (the “SMDI Designee”) so long as SMDI holds at least 12% of the shares of Company capital stock then outstanding, measured on a primary shares basis;

                    (D)     one (1) individual designated by the majority of holders of the Series D-1 Preferred Stock, voting together as a single class, from time to time, whereby such director shall be designated by Opcom Holdings Limited (“Opcom”) (the “Opcom Designee”); and

                    (E)     two (2) individuals designated by the majority of holders of the Series D-1 Preferred (each a “Series D-1 Designee”), voting together as a single class, from time to time, whereby such directors shall be initially selected from among the Corporation’s management team and outside members, including industry experts, and each shall be subject to the prior consent of TSOF and an Existing Investors’ Designee.

For purposes of this Agreement: (i) any individual who is designated for election to the Company’s Board of Directors pursuant to the foregoing provisions of this Section 2.5(a) is hereinafter referred to as a “Board Designee”; and (ii) any individual, entity, or group of individuals and/or entities who has the right to designate one or more Board Designees for election to the Company’s Board of Directors pursuant to the foregoing provisions of this Section 2.5(a) is hereinafter referred to as a “Designator” or as “Designators,” as applicable.

            (b)     Changes in Board Designees. From time to time during the term of this Agreement, a Designator or Designators shall, in their sole discretion, have the sole right to:

                (i)     elect to remove from the Company’s Board of Directors any incumbent Board Designee who occupies a Board of Directors seat for which such Designator or Designators are entitled to designate the Board Designee under Section 2.5(a); and/or

                (ii)     designate a new Board Designee for election to a Board of Directors seat for which such Designator or Designators are entitled to designate the Board Designee under Section 2.5(a) (whether to replace a prior Board Designee or to fill a vacancy in such Board of Directors seat); provided, that, such removal and/or designation of a Board Designee is approved in a writing signed by Designators who are entitled to designate such Board Designee under Section 2.5(a), in which case such election to remove a Board Designee and/or elect a new Board Designee will be binding on all such Designators. In the event of such a removal and/or designation of a Board Designee under this Section 2.5(b), the Investors shall vote or otherwise act with respect to their shares of the Company’s capital stock as provided in Section 2.5(a) to cause: the removal from the Company’s Board of Directors of the Board Designee or Designees so designated for removal by the appropriate Designator or Designators; and the election to the Company’s Board of Directors of any new Board Designee or Designees so designated for election to the Company’s Board of Directors by the appropriate Designator or Designators.

            (c)     Increase in Authorized Number of Directors. In the event the Company shall increase its authorized number of directors in accordance with the applicable provisions of its Bylaws, as amended, and its Articles of Incorporation, as amended, SMDI shall be permitted to designate such additional SMDI Designee(s) as necessary to maintain the same percentage of members on the Board of Directors as prior to the Company’s increase in its authorized number of directors; provided, however, that at such time SMDI shall maintain at least the same percentage ownership of the then-outstanding Series D-1 Preferred Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations or other recapitalizations) as held by SMDI immediately following the Second Closing.

            (d)     Notice.     The Company shall promptly give each of the Investors written notice of any change in composition of the Company’s Board of Directors and of any proposal by a Designator or Designators to remove or elect a new Board Designee.

            (e)     SMDI Board Observer. If at any time SMDI no longer has the right to designate an SMDI Designee to the Company’s Board of Directors, SMDI shall then have the right to designate a non-voting observer (the “SMDI Observer”) to attend meetings of the Company’s Board of Directors. The Company shall invite the SMDI Observer to attend all meetings of its Board of Directors at such time as it gives notice to its directors of such meetings, and shall provide the SMDI Observer with copies of any notices, minutes, consents, and other materials distributed to such directors concurrently with such distribution; provided, however, that a majority of the Board shall have the right to exclude the SMDI Observer from portions of meetings of the Board or omit to provide the SMDI Observer with certain information if such members of the Board believe in good faith, that such exclusion or omission is necessary in order to (i) preserve the attorney-client privilege based on the advice of Company counsel or (ii) fulfill the Company’s obligations with respect to confidential or proprietary information of third parties. The SMDI Observer shall agree to hold in confidence and trust all information so provided and not to disclose such information to persons or entities other than SMDI and its affiliates, employees and professional advisors.

            (f)     Further Assurances.     Each of the Investors and the Company agree not to vote any shares of Company capital stock, or to take any other actions, that would in any manner defeat, impair, be inconsistent with or adversely affect the stated intentions of the parties under Section 2.5 of this Agreement.

            (g)     Term. The provisions of this Section 2.5 shall commence on the initial closing of the sale of shares of Series D-1 Preferred Stock under the Series D-1 Purchase Agreement and shall terminate as follows:

                (i)     with respect to the rights granted to TSOF only, upon such time as TSOF holds less than 3,000,000 shares of Series D-1 Preferred Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations or other recapitalizations); or

                (ii)     with respect to the rights granted to the holders of the Series D-1 Preferred Stock other than the rights granted in Sections 2.5(a)(i)(C), 2.5(c) and 2.5(e), upon such time as less than 50% of the Series D-1 Preferred Stock issued pursuant to the Series D-1 Purchase Agreement remains outstanding (subject to appropriate adjustment for stock splits, stock dividends, combinations or other recapitalizations); or

                (iii)     with respect to all rights granted in this Section 2.5, upon such time as the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act.

        2.6     Common Stock Vesting.     Except as otherwise approved by the Board of Directors, all shares of the Company’s Common Stock and all options exercisable for shares of the Company’s Common Stock (collectively, for purposes of this paragraph only, the “Stock”) issued or granted, respectively, after the date of the First Closing to employees, directors, consultants and other service providers of the Company (each referred to herein as a “Service Provider”) shall be subject to a corresponding right of repurchase in favor of the Company (in the case of any outstanding Common Stock) or shall be cancelable by the Company (in the case of any outstanding options for Common Stock), respectively (for purposes of this paragraph only, either such right shall hereinafter be referred to as the “Company Right”). Unless otherwise approved by the Board of Directors, the Company Right on all such Stock will lapse according to the following vesting schedule: twenty-five percent (25%) of the Stock shall vest, and the Company Right shall lapse accordingly with respect thereto, upon the Service Provider’s completion of one (1) year of continuous service to the Company from the date of first issuance or grant of the Stock and the remaining seventy-five percent (75%) of the Stock shall thereafter vest, and the Company Right shall lapse accordingly with respect thereto, in successive equal monthly installments upon the Service Provider’s completion of each of the next thirty-six (36) months of service to the Company (the “Vesting Schedule”). Except as otherwise approved by the Board of Directors (including all directors elected by the holders of Series D-1 Preferred Stock), a Change of Control Transaction shall not cause the Vesting Schedule to accelerate. A “Change of Control Transaction” shall be defined as (i) a merger, reverse merger, reorganization, consolidation or other business combination transaction in which the Company is not the surviving entity, or in which the Company is the surviving entity, but the holders of the outstanding voting stock of the Company immediately prior to such transaction own less than a majority of the outstanding voting stock of the Company or the surviving entity immediately following such transaction, (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company whether through a single transaction or a series of transactions, (iii) any issuance of capital stock by the Company, whether through a single transaction or series of related transactions, which results in any one person, entity or affiliated group owning fifty percent (50%) or more of the Company’s outstanding voting stock; or (iv) any sale of capital stock of the Company, whether through a single transaction or series of related transactions in which fifty percent (50%) or more of the Company’s outstanding voting stock is either acquired by any one person, entity or affiliated group or transferred to holders different from those who held the stock immediately prior to such transaction, including, without limitation, any tender offer having either such result. Each Service Provider receiving Stock after the First Closing shall execute a stock restriction agreement incorporating the terms of this Section 2.6. This Section 2.6 shall terminate and be of no further force or effect upon the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm underwritten offering of its securities to the general public.

        2.7     Confidentiality.     Each Investor receiving information under Section 2.1 or Section 2.2 hereby agrees to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided.

        2.8     Proprietary Information and Inventions Agreements.     The Company shall cause each present and future employee of or consultant to the Company or any subsidiary to enter into a proprietary information and inventions agreement substantially in the form approved by the Board of Directors.

        2.9     Reorganization.     The Company shall use all reasonable efforts to cause itself to be reorganized as a Delaware corporation through the merger of the Company into a newly formed Delaware corporation after the Second Closing. The date and terms of such reorganization shall be subject to the approval of the Board of Directors, including the TSOF Designee. In connection with the reorganization, the Company shall eliminate any authorized but unissued shares of Series D-1 Preferred Stock remaining after the Second Closing, except for that number of shares of Series D-1 Preferred Stock reserved for issuance by the Company upon the exercise of any warrants outstanding as of the Second Closing.

3.     Right of First Refusal.

        3.1     Grant of Right of First Refusal.     Subject to and upon the terms and conditions set forth herein, the Company, the Founders, the Major Employee Shareholders and the Investors hereby grant to SMDI a right of first refusal (“Right of First Refusal”) to consummate a Change of Control Transaction (as defined in Section 2.6) in the event that the Company, the Founders, the Major Employee Shareholders or the Investors propose to engage in, or enter into an agreement with respect to, a Change of Control Transaction. Except as provided herein, the Company, the Founders, the Major Employee Shareholders and the Investors shall not engage in, or enter into any agreement with respect to, a Change of Control Transaction unless a Third Party Sale Notice (as defined below) shall have first been provided to SMDI and all applicable terms of this Section 3 shall have first been complied with by the Company, the Founders, the Major Employee Shareholders and the Investors.

        3.2     Notice of Offer.     Upon receipt by any of the Company, the Founders, the Major Employee Shareholders or the Investors of a bona fide, written offer to or from a third party that (a) sets forth in reasonable detail the material terms of the proposed Change of Control Transaction, including, without limitation, the structure of the proposed transaction, the form and amount of consideration to be received by the Company and/or its shareholders, the material conditions to closing and pre and post closing covenants, any indemnity, escrow and termination fee terms, the material terms of any related agreements to be entered into in connection therewith and the name and address of the offeror, and (b) if such approval would be required to consummate the Change of Control Transaction under the terms of the Company’s charter documents or applicable law, has been approved by resolution of the Board of Directors of the Company (a “Third Party Offer”), the Company, the Founders, the Major Employee Shareholders and the Investors, as applicable shall promptly provide written notice of such Third Party Offer to SMDI, which notice shall (x) state that a Third Party Offer meeting the above conditions has been received, (y) state that SMDI has the right to exercise its Right of First Refusal pursuant hereto, and (z) be accompanied by the written Third Party Offer so received, as well as copies of any other materials available to the Company, the Founders, the Major Employee Shareholders or the Investors relating to such Third Party Offer (collectively a “Third Party Sale Notice”).

        3.3     Exercise of Right of First Refusal.     Upon delivery of a Third Party Sale Notice and within ten (10) business days of delivery thereof, SMDI may elect to exercise its Right of First Refusal by providing the Company, the Investors, the Founders or the Major Employee Shareholders with an offer on no less favorable terms and conditions than those proposed by the Third Party Offer (the “SMDI Offer”) for which purpose it shall be presumed that if all or part of the proposed consideration for the Third Party Offer consists of securities, an equal dollar amount of SMDI common stock (or if debt is offered, an equal dollar amount of SMDI debt) is no less favorable than the securities offered by the third party. SMDI shall exercise its Right of First Refusal, if at all, by delivery of written notice to the Company on or before that date which is ten (10) business days following delivery of a Third Party Sale Notice (the “Expiration Date”). Failure to deliver such written notice by the Expiration Date shall be deemed conclusive evidence of SMDI’s intent not to exercise such Right of First Refusal with respect to the Change of Control Transaction specified in the Third Party Sale Notice. In the event that SMDI exercises its Right of First Refusal in accordance with this Section 3, the Company, the Investors, the Founders, the Major Employee Shareholders and SMDI shall use their respective commercially reasonable efforts to document, finalize and close on the SMDI Offer on substantially the same terms and conditions as those contained in the Third Party Offer, and the Company, the Investors, the Founders and the Major Employee Shareholders shall immediately terminate all discussions with the third party regarding the Third Party Offer.

        3.4     Non-Exercise of a Right of First Refusal.     In the event SMDI does not affirmatively exercise its Right of First Refusal by the Expiration Date, the Company, the Investors, the Founders or the Major Employee Shareholders shall have the right, but not the obligation, to effect the Change of Control Transaction proposed in the Third Party Offer on substantially the same terms and conditions as described in the Third Party Sale Notice and the Third Party Offer. In the event such Change of Control Transaction is not consummated within one hundred twenty (120) days following the Expiration Date, then the provisions of this Agreement shall once again apply to such transaction and the Company shall be required to deliver a new Third Party Sale Notice and to otherwise comply with the terms hereof.

        3.5     Obligations of Investors, Founders and Major Employee Shareholders.     In the event that SMDI exercises its Right of First Refusal with respect to any proposed Change of Control Transaction, each Investor, Founder and Major Employee Shareholder agrees that he or she shall (i) vote all securities of the Company held by him or her in favor of the SMDI Offer, (ii) to the extent requested by SMDI, tender such securities and otherwise elect to participate in the SMDI Offer, and (iii) take any action or actions reasonably requested by SMDI to facilitate the consummation of the SMDI Offer. Furthermore, in the event that the Company, the Investors, the Founders or the Major Employee Shareholders fail to comply with any provision of this Section 3, or any Change of Control Transaction is brought before the shareholders of the Company for approval or otherwise offered to them, each Investor, Founder and Major Employee Shareholder agrees that it shall vote against and otherwise not participate in any related Change of Control Transaction or Third Party Offer. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of the voting agreements and other agreements contained in this Section 3.5 by any party, that this Section 3.5 shall be specifically enforceable, and that any breach or threatened breach of this Section 3.5 shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives in advance any claim or defense that there is an adequate remedy at law for such a breach or threatened breach. In furtherance and not in limitation of the above voting agreements, each Founder, Investor and Major Employee Shareholder hereby grants SMDI an irrevocable proxy, coupled with an interest and irrevocable for the term of the Right of First Refusal (as set forth in Section 3.7 below), to vote in accordance with the above voting agreements all voting securities of the Company now held or later acquired by such Founder, Investor or Major Employee Shareholder, at any shareholder meeting called to consider such matters or pursuant to any written consent dealing with such matters. The Company hereby agrees to legend any share transferred by a Founder, Major Employee Shareholder or Investor during the term of this Section 3 with a statement noting that such shares are subject to this irrevocable proxy and referring to Section 3 of this Agreement.

        3.6     Excluded Transactions.     SMDI’s Right of First Refusal pursuant to this Section 3 shall not apply to a Change of Control Transaction effected pursuant to a Third Party Offer to or from a pure-play semiconductor wafer foundry so long as a Third Party Sale Notice regarding the Third Party Offer has been provided to SMDI by the Company, the Investors, the Founders or the Major Employee Shareholders not less than five (5) business days prior to effecting such Change of Control Transaction. For purposes of this Section 3.6, the Third Party Sale Notice to be provided to SMDI need not state that SMDI has a right to exercise its Right of First Refusal as otherwise would be required under Section 3.2 herein.

        3.7     Termination.     SMDI’s Right of First Refusal shall expire upon the earlier of (a) the date that a sale of securities is consummated by the Company pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public; (b) two (2) years following the date hereof; or (c) the occurrence of a sale of all or substantially all of the assets of SMDI or a merger or consolidation in which fifty percent (50%) or more of SMDI’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger.

4.     Drag-Along Rights.

        4.1     General.     If a Change of Control Transaction is to be effected which requires shareholder approval under applicable law and/or the Company’s Articles of Incorporation, as amended, provided that the Board of Directors and the holders of at least seventy-five percent (75%) of the Series D-1 Preferred Stock then outstanding have approved such Change of Control Transaction (an “Approved Sale”), the Founders and the holders of the Series A-1 Preferred Stock, Series B-1 Preferred Stock and Series C-1 Preferred Stock who are parties hereto (such holders, collectively the “Shareholders”) hereby agree to vote for, consent to and raise no objections against such Approved Sale, and each Investor hereby agrees to waive any dissenters’ rights, appraisal rights or similar rights in connection with such Approved Sale, except as permitted by Section 4.2 herein. Subject to Section 4.2, each Investor shall take all necessary or desirable actions in connection with the consummation of the Approved Sale and the distribution of the aggregate consideration from such Approved Sale as is reasonably requested by the Company.

        4.2     Request For Fairness Opinion.     Shareholders holding a majority of the then outstanding voting power of the Series A-1 Preferred Stock, Series B-1 Preferred Stock and Series C-1 Preferred Stock, voting together as a single class, shall have the right to request an opinion rendered by an investment bank as to the fairness from a financial point of view of the proposed consideration from such Approved Sale to the holders of the Series A-1 Preferred Stock, Series B-1 Preferred Stock and Series C-1 Preferred (“Fairness Opinion”). The Company shall engage an internationally recognized and reputable investment bank that has semiconductor industry expertise to render the Fairness Opinion. The cost of the Fairness Opinion shall be borne by the Company. In the event an internationally recognized and reputable investment bank is unable to render the Fairness Opinion, the covenants set forth in Section 4.1 shall not apply.

5.     Limitations of Disposition.     Each Investor agrees not to make any disposition of all or any portion of the Registrable Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Agreement, and:

            (a)     There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement, or the disposition is made in compliance with Regulation S promulgated by the SEC under the Act; or

            (b)     (i) Such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, such Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

            (c)     Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by an Investor which is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his or her spouse or lineal descendants or ancestors, if the transferee agrees in writing to be subject to the terms of this Agreement to the same extent as if he or she were an original Investor hereunder.

6. Miscellaneous.

        6.1     Successors and Assigns.     Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

        6.2     Governing Law.     This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

        6.3     Counterparts.     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        6.4     Titles and Subtitles.     The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

        6.5     Notices.     Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, or when sent by telecopier or electronic mail (with receipt confirmed and promptly confirmed by personal delivery, U.S. first class mail, or courier), or upon receipt from overnight courier service, with fees prepaid and addressed to the party to be notified, or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

        6.6     Expenses.     If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

        6.7     Amendments and Waivers.     Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of (i) at least a majority of the voting power of the then outstanding shares of Series A-1 Preferred Stock, Series B-1 Preferred Stock and Series C-1 Preferred Stock (voting together as a single class), and (ii) the holders of at least 75% of the voting power of the then outstanding shares of Series D-1 Preferred Stock. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, the Investors, and the Company.

        6.8     Severability.     If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

        6.9     Aggregation of Stock.     All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

        6.10   Entire Agreement.     This Agreement constitutes the entire understanding of the parties with respect to the matters covered herein and supersedes all prior agreements and understandings, written or oral, between the parties relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GLOBAL COMMUNICATION
SEMICONDUCTORS, INC.

By	/s/ SHING-KUO WANG
Title	Acting President and CEO
Address	23600 Telo Avenue
Torrance, California 90505-4035

INVESTOR SIGNATURE PAGE TO

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

DATED AS OF FEBRUARY     , 2002

BY AND AMONG

GLOBAL COMMUNICATION SEMICONDUCTORS, INC.

AND EACH INVESTOR NAMED THEREIN

The undersigned hereby executes and delivers the Global Communication Semiconductors, Inc. Amended and Restated Investors’ Rights Agreement (the “Agreement”) to which this Signature Page is attached effective as of the date of this Agreement, which Agreement and Signature Page, together with all counterparts of such Agreement and signature pages of the other Investors named in such Amended and Restated Investors’ Rights Agreement, shall constitute one and the same document in accordance with the terms of such Agreement.

Investor Name Sirenza Microdevices

By	/s/ ROBERT VAN BUSKIRK
Title	President and CEO
Address

INVESTOR SIGNATURE PAGE TO

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

DATED AS OF FEBRUARY     , 2002

BY AND AMONG

GLOBAL COMMUNICATION SEMICONDUCTORS, INC.

AND EACH INVESTOR NAMED THEREIN

The undersigned hereby executes and delivers the Global Communication Semiconductors, Inc. Amended and Restated Investors’ Rights Agreement (the “Agreement”) to which this Signature Page is attached effective as of the date of this Agreement, which Agreement and Signature Page, together with all counterparts of such Agreement and signature pages of the other Investors named in such Amended and Restated Investors’ Rights Agreement, shall constitute one and the same document in accordance with the terms of such Agreement.

Investor Name Opcom Holdings Limited

By	/s/ [Illegible]
Title	Director
Address	c/o KLM Capital Management Ltd. 10/F Century Square
1-13 D’Aguilar Street Central, Hong Kong

INVESTOR SIGNATURE PAGE TO

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

DATED AS OF FEBRUARY     , 2002

BY AND AMONG

GLOBAL COMMUNICATION SEMICONDUCTORS, INC.

AND EACH INVESTOR NAMED THEREIN

The undersigned hereby executes and delivers the Global Communication Semiconductors, Inc. Amended and Restated Investors’ Rights Agreement (the “Agreement”) to which this Signature Page is attached effective as of the date of this Agreement, which Agreement and Signature Page, together with all counterparts of such Agreement and signature pages of the other Investors named in such Amended and Restated Investors’ Rights Agreement, shall constitute one and the same document in accordance with the terms of such Agreement.

Investor Name [Other Investors]

By	/s/ [Other Investors]
Title
Address [Other Investors’ Addresses]

FOUNDERS:

By:	/s/ OWEN WU
Owen Wu

By:	/s/ DANIEL HOU
Daniel Hou

By:	By: /s/ RACHEL CHING /s/ HUI-LIN CHING

Its: Chairman
G-SOLUTION TECHNOLOGY (formerly OVERSEAS INTERNATIONAL TECHNOLOGY, INC., a Taiwanese corporation)

By:	/s/ SHELLY CHANG

Its: Shelly Chang, Partner
MASTEK INTERNATIONAL, a California corporation

MAJOR EMPLOYEE SHAREHOLDERS:

By:	/s/ [Major Employee Shareholders]
	Print Name:	[Major Employee Shareholders]